S996



NUMBER 43

SHARES **500**

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

XSTREAM SYSTEMS, INC.

The Corporation is authorized to issue 10,000,000 Common Shares — Par Value $.0001 each

This Certifies that ______________________ *is the owner of*

Five Hundred -- *fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated ______________________

SECRETARY

PRESIDENT